Exhibit 99.1

Albertsons Expects Non-Cash Expense Correction Related to Lease Accounting and Updates 2004 Guidance

Boise, Idaho (February 25, 2005) – Albertson’s, Inc. (NYSE: ABS) announced today that it expects to incur a non-cash lease expense correction in its fourth quarter of 2004. The correction stems from the Company’s review of its accounting for leases in light of views expressed by the Chief Accountant of the Securities and Exchange Commission in a February 7, 2005 letter to the American Institute of Certified Public Accountants regarding certain operating lease issues and their application under generally accepted accounting principles.

The Company is currently working with its independent registered accounting firm to quantify the impact of the change and expects to complete its review of this matter by the end of next week. The Company does not believe the change will be material to the Company’s results of operations or cash flows for any individual prior year. As a result, the Company does not expect a restatement. The amount of any correction will be subject to the Company’s independent accounting firm’s completion of its audit of our fiscal 2004 results.

Effective immediately, the Company is changing its accounting for leases to conform to the views expressed by the SEC. This change relates solely to accounting treatment and will not impact historical or future cash flows or the timing or amount of payments under the Company’s operating leases.

The Company also announced today that it is updating 2004 guidance. Earnings per share from continuing operations are now expected to be in a range of $1.33 to $1.35 per share, excluding a $0.04 per share net negative impact of the hurricanes that hit the southeastern United States during the year and any charge related to the lease accounting correction described above. With the impact of the hurricanes included, the Company expects earnings from continuing operations in a range of $1.29 to $1.31 per share. The Company now expects total year comparable store sales to be slightly positive, and total year identical store sales to be slightly negative.

Earnings and sales for the fourth quarter were impacted by several factors:

1.	The settlement of labor contracts in Sacramento, the Bay Area and Las Vegas late in or following the end of the quarter obligated the Company to make ratification bonus payments.

2.	A weaker than expected flu season, which continued through January, had a negative impact on pharmacy and OTC business. At fiscal year end, the Company operated approximately 1,300 pharmacies in its food combination stores and 700 stand-alone drug stores.

3.	Gains from the new Southern California labor contract were offset by higher than anticipated promotional investments to regain share. An independent survey by IRI now shows that Albertsons is the only one of the grocers involved in the nearly 5-month 2003-2004 Southern California labor dispute whose market share exceeds its pre-strike levels. However, earnings have not yet returned as planned.

4.	Promotional investments and the competitive environment in several divisions were stronger than expected as the battle for market share continued through the end of the fourth quarter.

5.	The absence of a Super Bowl in the fourth quarter of 2004 had a bigger than anticipated impact on sales and earnings.

6.	The above factors were partially offset by positive earnings from the Company’s new acquisition, Shaw’s, and the Company’s improved tax rate.

The Company will announce fourth quarter and full year 2004 financial results on March 15, 2005.

Albertsons is one of the world’s largest food and drug retailers. The Company’s divisions and subsidiaries operate over 2,500 stores in 37 states across the U.S. and employ over 230,000 associates. Its banners include Albertsons, Acme, Shaw’s, Jewel-Osco, Savon Drugs, Osco Drug, Star Markets, Super Saver and Bristol Farms.

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Certain statements made in this press release, including statements regarding the Company’s expected financial performance, are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995.

In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information since predictions regarding future results of operations and other future events are subject to inherent uncertainties. These statements may relate to, among other things: statements of expectation regarding the results of operations for the Company’s 2004 fiscal year; achieving sales increases and increases in comparable and identical sales; and the results of the Company’s review of its accounting for leases. These statements are indicated by words or phrases such as “expects,” “plans,” “believes,” “estimate” and “goal”.

Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include changes in consumer spending; actions taken by new or existing competitors (including nontraditional competitors), particularly those intended to improve their market share (such as pricing and promotional activities); labor negotiations; adverse determinations with respect to litigation or other claims (including environmental matters); financial difficulties experienced by third-party insurance providers; employee benefit costs; the Company’s ability to recruit, retain and develop employees; the Company’s ability to develop new stores or complete remodels as rapidly as planned; the Company’s ability to implement new technology successfully; stability of product costs; the Company’s ability to integrate the operations of and realize synergies from acquired or merged companies, including Shaw’s; the Company’s ability to execute its restructuring plans; the Company’s ability to achieve its five strategic imperatives; and other factors affecting the Company’s business in or beyond the Company’s control. These other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the cost and stability of energy sources; the continued safety of the products the Company sells; changes in the general economy; changes in interest rates; and the occurrence of natural disasters.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those projected or suggested in the forward-looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in predictions, assumptions, estimates or changes in other factors affecting such forward-looking information.